UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

BIGBEAR.AI HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	85-4164597
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

6811 Benjamin Franklin Drive, Suite 200 Columbia, MD	21046
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of exchange on which each class is to be registered
Common Stock, par value $0.0001 per share Redeemable warrants, each full warrant exercisable for one share of common stock at an exercise price of $11.50 per share	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.  ☐

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

This registration statement on Form 8-A is being filed with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transfer of the listing of the shares of common stock of BigBear.ai Holdings, Inc., par value $0.0001 per share (the “Common Stock”), and warrants, each exercisable for one share of Common Stock at an exercise price of $11.50 per share (the “Warrants”), from The Nasdaq Capital Market to the New York Stock Exchange, in connection with the business combination between BigBear.ai Holdings, Inc. (f/k/a GigCalital4, Inc.), a Delaware corporation and BigBear.ai Holdings, LLC, a Delaware limited liability company. The transfer of listing is to occur at the opening of trading on December 8, 2021. The description of the Common Stock and a description of the Warrants is set forth under the heading “Description of Securities” in the BigBear.ai Holdings, Inc. (f/k/a GigCalital4, Inc.) prospectus forming part of its Registration Statement on Form S-1 (File No. 333-221581), originally filed with the SEC on January 22, 2021 as thereafter amended and supplemented from time to time (the “Registration Statement”) to which this Form 8-A relates, and which is incorporated by reference herein. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that are subsequently filed are hereby also incorporated by reference herein.

Item 2. Exhibits.

Under the Instructions as to Exhibits with respect to Form 8-A, no exhibits are required to be filed because no other securities of the Registrant are registered on the New York Stock Exchange and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GIGCAPITAL4, INC.

By:	/s/ Dr. Reginald Brothers
Name:	Dr. Reginald Brothers
Title:	Chief Executive Officer

Date: December 7, 2021